HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 2,896

Total Outstanding Loan Balance ($): 605,109,194

Total Expected Collateral Balance ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 607,515,659
Average Loan Current Balance ($): 208,947
:

Weighted Average Original LTV (%) *: 78.0 Weighted Average Coupon (%): 8.34 Ann Weighted Average Coupon (%): 8.38 Fixed Weighted Average Coupon (%): 8.24 Weighted Average Margin (%): 6.02 Weighted Average FICO (Non-Zero): 609 Weighted Average Age (Months): 3
:

%First Liens: 98.6
Second Liens: 1.4
Arms: 72.9
%Fixed: 27.1
%Interest Only: 11.2

% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	10	3,616,730	0.6	5.94	73.3	672
6.01 - 6.50	64	18,522,631	3.1	6.36	73.5	672
6.51 - 7.00	243	65,925,794	10.9	6.84	75.1	651
7.01 - 7.50	281	70,876,167	11.7	7.33	75.4	632
7.51 - 8.00	489	111,967,395	18.5	7.80	77.0	616
8.01 - 8.50	408	85,030,533	14.1	8.32	78.2	604
8.51 - 9.00	497	100,640,989	16.6	8.80	79.9	596
9.01 - 9.50	290	56,087,887	9.3	9.31	79.1	579
9.51 - 10.00	262	46,900,775	7.8	9.77	80.3	567
10.01 - 10.50	130	22,128,721	3.7	10.29	81.3	577
10.51 - 11.00	91	12,573,341	2.1	10.78	79.4	569
11.01 - 11.50	30	2,814,590	0.5	11.30	87.6	576
11.51 - 12.00	56	4,534,259	0.7	11.80	89.7	587
12.01 >=	45	3,489,383	0.6	12.61	87.6	591
Total:	2,896	605,109,194	100.0	8.34	78.0	609
Max: 14.08 Min: 5.80 Wgt Avg: 8.34

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 -475	1	84,672	0.0	7.49	80.0	456
476 - 500	3	549,937	0.1	9.98	75.3	500
501 - 525	214	36,174,299	6.0	9.61	71.6	514
526 - 550	317	55,854,799	9.2	9.06	74.5	539
551 - 575	399	74,912,356	12.4	8.74	76.4	563
576 - 600	535	109,634,774	18.1	8.39	77.1	588
601 - 625	522	110,894,836	18.3	8.24	79.9	612
626 - 650	431	100,112,380	16.5	8.08	80.7	638
651 - 675	227	48,640,926	8.0	7.93	80.1	662
676 - 700	118	30,564,385	5.1	7.54	78.5	687
701 - 725	63	18,164,910	3.0	7.40	81.0	713
726 - 750	41	10,926,894	1.8	7.21	77.8	736
751 - 775	16	4,778,834	0.8	7.45	77.1	758
776 - 800	7	3,430,648	0.6	6.98	76.2	790
801 - 825	2	384,545	0.1	7.24	73.3	807
Total:	2,896	605,109,194	100.0	8.34	78.0	609
Max: 816 Min: 456 Wgt Avg: 609

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000	102	4,117,633	0.7	10.48	79.5	599
50,001 - 100,000	509	38,792,985	6.4	9.29	76.6	592
100,001 - 150,000	562	70,786,458	11.7	8.68	76.2	591
150,001 - 200,000	509	88,688,316	14.7	8.39	75.7	599
200,001 - 250,000	378	84,838,285	14.0	8.22	76.8	602
250,001 - 300,000	237	65,260,466	10.8	8.15	78.2	611
300,001 - 350,000	193	62,739,939	10.4	8.11	78.9	611
350,001 -400,000	147	55,191,872	9.1	8.32	79.9	612
400,001 - 450,000	81	34,654,012	5.7	8.03	79.5	618
450,001 - 500,000	65	31,143,238	5.1	8.07	78.2	622
500,001 - 550,000	39	20,428,371	3.4	8.05	81.7	643
550,001 - 600,000	28	16,144,094	2.7	7.88	81.5	638
600,001 - 650,000	18	11,301,870	1.9	8.64	83.3	627
650,001 - 700,000	12	8,108,835	1.3	8.33	83.9	633
700,001 - 750,000	6	4,416,991	0.7	7.46	79.9	675
750,001 - 800,000	3	2,340,767	0.4	8.22	85.0	681
800,001 - 850,000	4	3,284,513	0.5	8.70	80.6	600
850,001 - 900,000	1	899,096	0.1	7.87	72.0	603
900,001 - 950,000	1	923,454	0.2	8.94	68.5	621
1,000,001 >=	1	1,048,000	0.2	6.95	63.3	721
Total:	2,896	605,109,194	100.0	8.34	78.0	609
Max: 1,047,999.99 Min: 19,969.16 Avg: 208,946.54

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=50.0	147	21,742,147	3.6	8.21	40.6	595
50.1 - 55.0	73	12,642,387	2.1	7.81	53.1	606
55.1 - 60.0	104	21,376,518	3.5	8.01	57.9	598
60.1 - 65.0	143	28,145,820	4.7	8.14	63.3	596
65.1 - 70.0	228	47,548,810	7.9	8.32	68.8	588
70.1 - 75.0	353	77,802,283	12.9	8.20	73.9	598
75.1 - 80.0	751	164,351,422	27.2	8.17	79.5	615
80.1 - 85.0	452	94,887,905	15.7	8.44	84.5	603
85.1 - 90.0	391	94,362,742	15.6	8.45	89.5	621
90.1 - 95.0	105	26,340,958	4.4	8.88	94.5	628
95.1 - 100.0	149	15,908,202	2.6	10.28	99.7	638
Total:	2,896	605,109,194	100.0	8.34	78.0	609
Max: 100.0 Min: 7.3 Wgt Avg: 78.0

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	752	145,127,233	24.0	8.85	79.1	603
0.50	10	2,646,780	0.4	8.43	80.8	635
1.00	145	39,857,890	6.6	8.43	76.5	615
2.00	943	213,740,910	35.3	8.29	78.3	604
3.00	963	191,722,696	31.7	8.01	77.4	617
5.00	83	12,013,685	2.0	8.16	74.0	600
Total:	2,896	605,109,194	100.0	8.34	78.0	609

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	1,933	372,314,536	61.5	8.13	78.8	602
Reduced	137	30,796,491	5.1	8.33	77.8	629
Stated Income / Stated Assets	822	200,224,695	33.1	8.74	76.5	616
No Income / No Assets	4	1,773,472	0.3	8.75	84.7	702
Total:	2,896	605,109,194	100.0	8.34	78.0	609

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	2,741	575,077,053	95.0	8.31	78.0	607
Second Home	18	5,069,025	0.8	8.29	81.2	654
Investor	137	24,963,116	4.1	9.03	77.0	643
Total:	2,896	605,109,194	100.0	8.34	78.0	609

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	606	193,648,453	32.0	8.04	76.9	616
Florida	341	63,973,245	10.6	8.40	75.3	600
Illinois	179	36,740,664	6.1	8.80	81.4	608
Maryland	141	32,455,072	5.4	8.23	78.3	599
Washington	105	25,185,875	4.2	8.31	79.1	607
New York	78	23,787,087	3.9	8.14	71.0	616
Arizona	120	22,902,053	3.8	8.44	77.1	611
New Jersey	75	17,993,869	3.0	8.55	76.5	606
Virginia	93	17,414,645	2.9	8.39	76.6	603
Pennsylvania	88	13,852,911	2.3	8.67	79.9	595
Oregon	57	12,180,212	2.0	7.89	81.0	636
Nevada	54	11,694,924	1.9	8.52	79.1	603
Ohio	112	11,011,763	1.8	8.74	83.6	601
Georgia	75	10,751,483	1.8	9.13	84.1	594
Minnesota	42	7,887,705	1.3	8.30	81.4	617
Other	730	103,629,234	17.1	8.61	80.2	604
Total:	2,896	605,109,194	100.0	8.34	78.0	609

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Refinance - Cashout	2,896	605,109,194	100.0	8.34	78.0	609
Total:	2,896	605,109,194	100.0	8.34	78.0	609

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	833	173,261,288	28.6	8.54	76.7	598
Arm 2/28 - Balloon 40/30	586	159,291,512	26.3	8.35	79.8	602
Arm 2/28 - Balloon 45/30	61	17,744,201	2.9	8.07	79.9	633
Arm 2/28 - Balloon 50/30	25	6,963,899	1.2	8.07	80.3	624
Arm 2/28 - Dual 40/30	19	4,767,623	0.8	8.50	76.8	603
Arm 3/27	174	37,248,040	6.2	8.40	80.0	612
Arm 3/27 - Balloon 40/30	89	22,486,358	3.7	8.29	79.2	599
Arm 3/27 - Balloon 45/30	60	13,252,564	2.2	7.84	78.0	638
Arm 3/27-Balloon 50/30	1	319,102	0.1	7.48	70.0	573
Arm 5/25	15	3,703,116	0.6	7.17	74.7	682
Arm 5/25 - Balloon 40/30	6	1,588,281	0.3	7.62	76.5	682
Arm 5/25 - Balloon 45/30	3	400,529	0.1	8.17	81.7	672
Fixed Balloon 30/15	53	4,342,486	0.7	11.28	97.8	645
Fixed Balloon 40/30	117	21,014,656	3.5	8.30	78.4	623
Fixed Balloon 45/30	65	10,667,702	1.8	8.18	76.1	603
Fixed Balloon 50/30	20	5,880,862	1.0	7.36	73.8	609
Fixed Rate	769	122,176,974	20.2	8.17	76.0	618
Total:	2,896	605,109,194	100.0	8.34	78.0	609

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	2,354	470,470,340	77.7	8.33	78.0	606
PUD	251	64,257,341	10.6	8.48	79.6	613
2 Family	109	28,359,977	4.7	8.17	75.9	619
Condo	143	28,115,846	4.6	8.44	78.5	612
3-4 Family	39	13,905,690	2.3	8.41	74.5	633
Total:	2,896	605,109,194	100.0	8.34	78.0	609

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01 -4.00	37	9,781,111	2.2	7.07	74.2	665
4.01 -4.50	30	8,058,064	1.8	7.25	76.0	637
4.51 - 5.00	76	18,648,303	4.2	7.62	73.5	623
5.01 - 5.50	431	114,453,740	26.0	8.19	79.5	615
5.51 - 6.00	429	101,324,553	23.0	8.49	76.8	597
6.01 - 6.50	356	80,911,914	18.3	8.33	79.1	602
6.51 - 7.00	227	50,062,017	11.4	8.53	79.4	601
7.01 - 7.50	144	26,498,716	6.0	9.07	78.4	581
7.51 - 8.00	105	22,534,352	5.1	9.14	80.5	599
8.01 - 8.50	26	6,124,164	1.4	9.29	83.8	571
8.51 - 9.00	8	2,130,522	0.5	9.51	86.9	573
9.01 >=	3	499,057	0.1	9.36	83.6	563
Total:	1,872	441,026,513	100.0	8.38	78.4	605
Max: 9.60 Min: 2.33 Wgt Avg: 6.02

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
7 - 9	1	166,417	0.0	6.63	90.0	546
13 - 15	5	1,507,319	0.3	8.23	81.6	561
16 - 18	47	7,734,261	1.8	8.62	80.9	607
19 - 21	1,125	280,974,771	63.7	8.39	78.7	605
22 - 24	347	71,730,426	16.3	8.52	76.4	593
25 - 27	1	226,971	0.1	6.10	85.0	597
28 - 30	12	3,282,445	0.7	8.46	75.9	580
31 - 33	206	47,468,119	10.8	8.29	78.9	615
34 - 36	104	22,243,858	5.0	8.18	80.9	614
37>=	24	5,691,926	1.3	7.36	75.7	681
Total:	1,872	441,026,513	100.0	8.38	78.4	605
Max: 58 Min: 9 Wgt Avg: 23

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
9.51 - 11.50	13	4,114,033	0.9	6.27	77.7	642
11.51 - 12.00	40	13,341,392	3.0	6.64	75.5	641
12.01 - 12.50	67	17,972,136	4.1	7.04	77.1	637
12.51 - 13.00	152	41,068,128	9.3	7.37	77.0	626
13.01 - 13.50	188	51,893,554	11.8	7.67	77.3	621
13.51 - 14.00	312	78,628,625	17.8	8.06	79.3	613
14.01 - 14.50	237	53,893,153	12.2	8.45	78.8	603
14.51 - 15.00	307	67,726,048	15.4	8.74	79.3	599
15.01 - 15.50	189	43,264,562	9.8	9.18	80.3	591
15.51 - 16.00	169	33,579,057	7.6	9.50	78.0	574
16.01 - 16.50	91	16,932,865	3.8	9.73	77.7	570
16.51 - 17.00	59	11,717,942	2.7	10.10	79.5	562
17.01 - 17.50	25	3,670,870	0.8	10.51	74.7	562
17.51 - 18.00	18	2,418,985	0.5	10.96	76.8	575
18.01 >=	5	805,164	0.2	11.87	81.2	526
Total:	1,872	441,026,513	100.0	8.38	78.4	605
Max: 18.60 Min: 11.00 Wgt Avg: 14.26

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.51 - 5.00	1	253,000	0.1	7.00	77.9	609
5.01 - 5.50	3	1,122,646	0.3	7.58	83.5	641
5.51 - 6.00	43	8,911,604	2.0	7.70	76.3	632
6.01 - 6.50	65	20,377,544	4.6	7.22	79.2	630
6.51 - 7.00	147	37,807,146	8.6	7.19	75.8	637
7.01 - 7.50	194	52,937,730	12.0	7.39	76.6	630
7.51 - 8.00	317	79,615,135	18.1	7.80	77.5	614
8.01 - 8.50	252	60,235,930	13.7	8.33	78.5	605
8.51 - 9.00	330	75,208,108	17.1	8.81	80.1	596
9.01 - 9.50	205	43,093,820	9.8	9.32	79.9	580
9.51 - 10.00	176	35,296,366	8.0	9.77	80.2	566
10.01 - 10.50	83	16,751,387	3.8	10.29	81.3	579
10.51 - 11.00	41	7,297,361	1.7	10.78	76.6	570
11.01 - 11.50	6	836,121	0.2	11.25	76.1	529
11.51 >=	9	1,282,615	0.3	12.11	71.0	514
Total:	1,872	441,026,513	100.0	8.38	78.4	605
Max: 12.60
Min: 5.00 Wgt Avg: 8.26

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	7	1,151,227	0.3	8.60	78.4	557
1.50	276	56,760,239	12.9	8.52	74.3	602
2.00	654	165,971,382	37.6	8.45	78.9	602
3.00	935	217,143,666	49.2	8.30	79.2	609
Total:	1,872	441,026,513	100.0	8.38	78.4	605
Wgt Avg: 2.43

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,546	368,573,006	83.6	8.37	79.0	605
1.50	292	60,210,563	13.7	8.51	74.5	603
2.00	34	12,242,944	2.8	8.12	82.4	608
Total:	1,872	441,026,513	100.0	8.38	78.4	605
Wgt Avg: 1.10

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	2,684	537,209,554	88.8	8.42	77.9	604
24	4	1,335,376	0.2	7.65	67.4	634
60	198	63,285,764	10.5	7.75	78.9	651
120	10	3,278,500	0.5	7.37	78.0	610
Total:	2,896	605,109,194	100.0	8.34	78.0	609